Exhibit 99.1

Contacts:
Lippert/Heilshorn & Associates	Quidel Corporation
Ina McGuinness	Paul E. Landers
Bruce Voss	Senior Vice President & CFO
(310) 691-7100	(858) 552-7962

QUIDEL REPORTS FIRST QUARTER FINANCIAL RESULTS

SAN DIEGO, Calif. (April 28, 2004) – Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care (POC) rapid diagnostic tests, today reported financial results for the quarter ended March 31, 2004.

Total revenues for the first quarter of 2004 were $19.7 million, compared with total revenues of $24.4 million for the first quarter of 2003.  As reported by the Company on April 7, 2004, increases in sales of approximately 37% for Quidel’s Influenza test in the U.S. and an aggregate 12% increase in sales for Quidel’s other rapid immunoassay point-of-care products in the U.S. were offset by a decline of approximately 73% in influenza test sales in Japan, and a decrease of approximately 37% in domestic Strep A test sales, compared with the first quarter 2003.

Net income for the first quarter of 2004 was $0.3 million, or $0.01 per share on a diluted basis, compared with net income of $1.7 million, or $0.06 per share on a diluted basis, for the first quarter of 2003.

Gross margin for the 2004 first quarter was 51%, compared with gross margin of 54% for the first quarter of 2003.  The lower gross margin was due primarily to lower sales of Strep A and influenza tests and a less favorable product mix, primarily resulting from declines in Quidel’s higher-margin influenza products.

Operating expenses for the first quarter of 2004 were $9.6 million, compared with $10.3 million for the first quarter of 2003.  The decrease was primarily attributable to savings resulting from the Company’s restructuring activities in 2003, including closure of the Company’s sales offices in Germany and Italy as the Company successfully transitioned to a third-party distributor model in those markets, and lower professional fees, both of which were partially offset by increased litigation costs related to the intellectual property litigation against Inverness Medical Innovations, Inc. and its affiliated companies.

The Company reported cash and cash equivalents of $38.9 million at March 31, 2004, compared with cash and cash equivalents of $25.6 million at December 31, 2003.

“While our first quarter financial results were adversely impacted by an unexpected and abrupt decline in sales of upper respiratory products across the industry, we believe our flu products gained U.S. market share and our Strep A maintained market share during the quarter,” said S. Wayne Kay, Quidel’s president and chief executive officer. “The 2003-04 cold and flu season in the U.S. was atypically early with strong usage of our upper respiratory products — in particular our flu test — during the fourth quarter of 2003. Further, unlike previous flu season patterns, we did not experience the typical influenza outbreak and testing in the U.S. or Japan through March.

Indeed, comparing the entire 2003-2004 flu season with the prior six month season, sales of our QuickVue® Influenza test in the U.S. increased nearly three-fold to $14.2 million, while worldwide sales of our influenza tests were up about 47% to $24.9 million.  As of December 31, 2003 our domestic market share for rapid, point-of-care cold-and-flu season tests was 49% for influenza and 43% for Strep A,” he added.

Also this quarter, Quidel’s new QuickVue® Influenza test A+B, which aids in the differential diagnosis of acute Influenza type A and B, was granted a CLIA waiver from the U.S. Food and Drug Administration.  This product’s introduction presents an opportunity for further penetration of the acute care market, a segment that affords a significant expansion opportunity for the Company on a worldwide basis.

Quidel Reiterates Full Year Financial Guidance Provided on April 7, 2004

As previously announced, assuming the 2004-05 cold-and-flu season reflects typical global product demand patterns, Quidel expects 2004 total revenues of $100 million to $105 million, and 2004 earnings per share on a diluted basis of $0.23 to $0.25.  Quidel advises that the unpredictable severity and timing of the cold-and-flu season could have a material impact, positive or negative, on the Company’s revenues and earnings each quarter and year.

Conference Call Information

Quidel management will host a conference call to discuss first quarter financial results today, beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).  To participate in the call by telephone, please dial (888) 803-7396 from the U.S., or (706) 634-1052 for international callers.  To listen to the conference call via the Internet live or for the next 14 days, as well as to view the first quarter 2004 conference call remarks, go to http://www.quidel.com/InvestorInfo.php.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation 5211939.

About Quidel

Quidel Corporation, a worldwide company helping women and their families live healthy lives, discovers, develops, manufactures and markets point-of-care (POC) rapid diagnostic tests for detection of medical conditions and illnesses.  These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women’s health in areas such as reproduction, upper respiratory infections and other clinical conditions.  Quidel provides a broad line of POC diagnostics for pregnancy and infectious diseases, including influenza A and B, Strep throat, pregnancy, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis. Quidel’s products are sold to healthcare professionals for use in physician offices and clinical laboratories, and to consumers through several distribution partners.  For more information, please visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended
	March 31,
	2004	2003
	(unaudited)
Net sales	$19,133	$23,926
Research contract, license and royalty income	603	469

Total revenues	19,736	24,395

Cost of sales	9,401	11,125
Research and development	2,497	2,443
Sales and marketing	3,772	4,534
General and administrative	2,811	2,799
Amortization of intangibles	518	503

Total costs and expenses	18,999	21,404

Earnings from operations	737	2,991

Interest expense	225	228
Interest income	(81)	(7)
Other, net	97	(49)

Total other (income) expense	241	172

Earnings before income taxes	496	2,819

Income tax expense	204	1,129

Net earnings	$292	$1,690

Net earnings per share - basic and diluted	$0.01	$0.06

Weighted shares used in basic per share calculation	30,939	28,902
Weighted shares used in diluted per share calculation	32,671	28,987

Gross profit as a% of net sales	51%	54%
Research and development as a% of net sales	13%	10%
Sales and marketing as a% of net sales	20%	19%
General and administrative as a% of net sales	15%	12%

Condensed balance sheet data (in thousands):

	3/31/04	12/31/03
	(unaudited)	(audited)
Cash and cash equivalents	$38,883	$25,627
Working capital	55,445	49,528
Total assets	117,813	117,425
Long term obligations	11,200	11,258
Stockholders’ equity	95,195	89,779